Exhibit 10.4

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS DEED is made on April 29, 2022 and again on 08 July 2022

BETWEEN

(1) SYNEOS HEALTH UK LIMITED, a company registered in England with registered number 04428083 and having its registered office at Farnborough Business Park, 1 Pinehurst Road, Farnborough, Hampshire, England, GU14 7BF (the “Company”); and

(2) ALISTAIR MACDONALD, residing at Wilton House, 13 Sunning Avenue, Sunningdale, Berkshire, SL5 9PN (“you” or the “Executive”).

BACKGROUND

(A) You will step down as Chief Executive Officer of the Company on April 29, 2022 and your employment with the Company will terminate on June 30, 2022. With effect from June 30, 2022 you will provide services to the Company under the Consulting Agreement (as defined below);

(B) The parties have entered into this Agreement for the purposes of recording and implementing the terms that they have agreed as full and final settlement of the Claims and any and all other claims that you have and/or may have against the Company and any Group Company (as defined below) whether or not they are or could be in the contemplation of the parties at the date of this Agreement;

(C) The parties agree that the conditions regulating settlement agreements under the Acts (as defined below) are satisfied by this Agreement;

(D) The Company is entering into this Agreement for itself and for all Group Companies, and is duly authorised to do so in that respect;

(E) The Agreement shall be signed twice by both parties, the First Signing Date shall be on agreement of the terms and the Second Signing Date shall be on or within fourteen days of the Separation Date; and

(F) The warranties, waivers, undertakings and other terms of Clause 7 and Clause 8 are given at the First Signing Date and again at the Second Signing Date.

IT IS AGREED as follows:

1.
Definitions and interpretation
1.1
Definitions

In this Agreement, unless the context otherwise requires:

“the Acts” means the Employment Rights Act 1996 section 203(3), the Equality Act 2010, section 147, the Trade Union and Labour Relations (Consolidation) Act 1992 section 288(2B), the Working Time Regulations 1998 regulation 35(2)(b), the National Minimum Wage Act 1998 section 49(3)(a)

“Claims” means the claims that you believe that you have against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, being:

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(i)
for breach of contract arising out of your employment, or termination of the employment, or otherwise;
(ii)
for unfair dismissal under the Employment Rights Act 1996;
(iii)
in relation to unauthorized deductions from wages;
(iv)
for working time or holiday pay under the Working Time Regulations 1998;
(v)
for direct or indirect discrimination, harassment or victimisation on grounds of sex, marital or civil partner status, gender reassignment or maternity and any claim for harassment of a sexual nature, under section 120 of the Equality Act 2010;
(vi)
for direct or indirect discrimination, harassment or victimisation on grounds of colour, race, nationality or ethnic or national origin, under section 120 of the Equality Act 2010;
(vii)
for direct or indirect discrimination, harassment or victimisation on grounds of sexual orientation under section 120 of the Equality Act 2010;
(viii)
for direct or indirect discrimination, harassment or victimisation on grounds of religion or belief under section 120 of the Equality Act 2010;
(ix)
for direct or indirect discrimination, harassment or victimisation on grounds of age under section 120 of the Equality Act 2010;
(x)
for direct or indirect discrimination, harassment or victimisation on grounds of or related to disability and/or discrimination arising from disability and/or any claim for breach of the duty to make reasonable adjustments under section 120 of the Equality Act 2010
(xi)
for breach of contract or any other rights to or in respect of shares or other securities or securities based incentives (individually and together “Share Incentives”) in the Company or any Group Company, other than in respect of the Retained Awards;
(xii)
for a statutory redundancy payment;
(xiii)
for unlawful detriment under the Employment Rights Act 1996;
(xiv)
for failure to pay the national minimum wage;
(xv)
under the Public Interest Disclosure Act 1998; and

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(xvi)
or compensation under section 168 and/or section 169 of the Data Protection Act 2018

“Consulting Agreement”	means the agreement for your appointment as consultant and the provision of consulting services between you and Syneos Health, Inc., dated as of April 29, 2022
“Employment Contract”	means the Executive Service Agreement by and between the Company and you, dated July 27, 2016, as amended on April 1, 2017 and January 15, 2020
“First Signing Date”	means the first date this Agreement is signed by the parties
“Forfeited PRSU Awards”

means the unvested Syneos Health, Inc. Global Performance Restricted Stock Unit awards (or portions thereof) granted to you pursuant to the Syneos Equity Plan:

(i)
(i) on January 15, 2021 in respect of 23,574 Performance Restricted Stock Units; and
(xvii)
(ii) on January 18, 2022 in respect of 15,249 Performance Restricted Stock Units

“Group”

means the Company, any presently existing or future holding company or undertaking of the Company and any presently existing or future subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006)

“Group Company”	means any company within the Group
“Retained Awards”

means the Syneos Health, Inc. Global Performance Restricted Stock Unit awards and Syneos Health, Inc. Global Restricted Stock Unit awards granted to you under the Syneos Equity Plan on 15 January 2020, 15 January 2021 and 18 January 2022, excluding the Forfeited PRSU Awards

“Schedule”	means a schedule to this Agreement
“Second Signing Date”	means the second date this Agreement is signed by the parties
“Separation Date”	means June 30, 2022
“Syneos Equity Plan”

means the Syneos Health, Inc. 2018 Equity Incentive Plan adopted by the Board of directors of Syneos Health, Inc. on 15 March 2018 and approved by the shareholders of Syneos Health, Inc. on 24 May 2018.

1.2
Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

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(a) words importing the singular shall include the plural and vice versa;

(b) words importing any gender shall include all other genders;

(c) references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d) references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f) the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3
Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.
Termination of Employment and offices
2.1
You will step down as Chief Executive Officer of the Company on April 29, 2022. You will continue to be employed by the Company as a board adviser until the Separation Date, at which point your employment with the Company will terminate. From May 15, 2022 you will not be required to attend the Company’s offices to perform duties other than to co-operate fully with the Company and assist in procuring an orderly handover of your duties to the person nominated by the Company.
2.2
You will do all such acts and things as the Company may require to effect your resignation from all other offices to which you were appointed in connection with or by reason of your employment by or appointment with the Company or any Group Company, including all trusteeships.
2.3
You acknowledge and agree that none of the execution of this Agreement, your resignation as Chief Executive Officer or termination of employment on the Separation Date or the Company’s appointment of a new Chief Executive Officer shall constitute a Qualifying Termination within the meaning of the Employment Contract between or among you, the Company and/or any Group Company.
2.4
This Agreement will be signed on the First Signing Date and again on the Second Signing Date. The Second Signing Date is to occur on or within fourteen days after the Separation Date. On the Second Signing Date all of the warranties, waivers, undertakings and other terms of Clause 7 and Clause 8 will be re-stated as at the Second Signing Date.

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3.
Syneos Equity PLan
3.1
The Executive holds a number of vested and unvested equity awards granted under the Syneos Equity Plan (“Company Equity Awards”), and the Parties agree, and the Company agrees on behalf of Syneos Health, Inc., as follows in respect of such Company Equity Awards.
3.2
You acknowledge and agree that, effective as of the Separation Date, you shall forfeit the Forfeited PRSU Awards.
3.3
The Parties agree, and the Company agrees on behalf of Syneos Health, Inc. that, for the purposes of the Syneos Equity Plan, the termination of the Executive’s employment and appointment of the Executive as a consultant under the Consulting Agreement shall constitute a continuation of Service (as defined in the Syneos Equity Plan) and is a change of the Executive’s status from employee to consultant as contemplated by Section 14(a) of the Syneos Equity Plan.
3.4
Pursuant to Clause 3.3 above, all Retained Awards shall be unaffected by the termination of employment on the Separation Date, and shall therefore (to the extent unvested) continue to vest subject to and in accordance with their terms.

For the avoidance of doubt, the Retained Awards include the following awards projected for vesting in 2023:

RSUs
Grant	Vesting/Distribution	Units	Notes/Comments
20EXRSUCEO	JAN/15/2023	16,256	2020 Grant RSU Year 3
21EXRSUCEO	JAN/15/2023	15,716	2021 Grant RSU Year 2
22EXRSUCEO	JAN/18/2023	10,166	2022 Grant RSU Year 1
PRSU's
Grant	Vesting/Distribution	Units	Notes/Comments
20CEOPSU_R	MAR/15/2023	36,577.50	Target Units from 2020-22 3 year ROIC Performance
20CEOPSU_E	MAR/15/2023	4,308	Actual Units from 2020 EPS Performance
20CEOPSU_E	MAR/15/2023	8,209	Actual Units from 2021 EPS Performance
20CEOPSU_E	MAR/15/2023	12,192	Target Units from 2022 EPS Performance

3.5
Except as set out in Clause 3.2, and in accordance with the agreement in Clause 3.3 above, you will be entitled to retain or receive any vested amounts due to you under any employee benefit plan, program or policy of the Company (including vested awards under the Syneos Equity Plan), in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.
4.
Payment of Accrued Sums and Expenses
4.1
The Company will pay you salary in respect of the period up to the Separation Date and pay in lieu of any holiday which is accrued but untaken for the holiday year in which the employment terminates up to the Separation Date. Within 30 days following the Separation Date, the Company will pay you (i) all accrued salary and (ii) any unreimbursed business expenses incurred by the Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).

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4.2
All sums payable under this Agreement will be paid via payroll in the normal way and will be paid after deduction of applicable tax and employee National Insurance contributions.
4.3
Save as provided for in this Agreement, you accept that you are not entitled to and will not be paid or receive any commission or bonus.
5.
NOTICE Payment

The Executive waives all rights to receive a notice payment, payment in lieu of notice or severance payment pursuant to his Employment Contract or otherwise.

6.
Taxation
6.1
The Parties understand that any payments under this Agreement will be subject to deduction of tax before payment to you.
6.2
You will be responsible and liable for the payment of any applicable tax and employee’s National Insurance contributions and any similar employee social security contributions and other similar employment related taxes wherever in the world arising (including any interest, penalties, costs and expenses, but not including any such interest, penalties costs and expenses which arise as a result of the default and/or delay of the Company and/or any Group Company) due in respect of the benefits and incentives (if any) set out in this Agreement (excluding the tax and National Insurance contributions deducted by the Company) (the “Additional Tax”). You will indemnify the Company and each Group Company and keep them indemnified on a continuing basis against all and any liability for Additional Tax that the Company or any Group Company may incur.

6. Legal Costs

6.1 Subject to receipt by the Company of the signed certificate at Schedule 1, the Company will make a contribution of up to £10,000 (plus VAT) towards the reasonable legal costs incurred by you for the advice received regarding the termination of your employment and entering into this Agreement (in respect of the advice received in connection with signing this Agreement on the First Signing Date and the Second Signing Date).

6.2 Payment of this sum will be made directly to your solicitors by the Company within 14 days after receipt by the Company of a copy of a VAT invoice from your solicitors (which should be addressed to you but marked as payable by the Company). This should be sent by email to Jonathan Olefson at Jonathan.Olefson@SyneosHealth.com. For the avoidance of doubt, your solicitors shall be entitled to raise separate invoices in connection with advice given to you as at (1) the First Signing Date and (2) the Second Signing Date provided always that the aggregate amount of such invoices do not exceed the amount specified in Clause 6.1.

7. Warranties

7.1 You warrant and agree that:

(a) you have not raised and (save for any claims arising from or in connection any matter referred to in Clause 8.3 below) will not in the future raise any legal proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents; and

(b) other than the Claims, as at the First Signing Date or the Second Signing Date (as applicable) you have no further or outstanding claims or rights of action, being any further or outstanding claims or rights of action, whether under statute or common law (including contractual, tortious or other claims) and whether before an Employment

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Tribunal, court or otherwise and whether in the UK or any other jurisdiction in the world against the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents including in respect of or arising out of your employment, or the holding of any office with, or investment in the Company or any Group Company or the termination of that employment or office (such claims or rights of action referred to as “Further Claims”).

7.2 You warrant as a strict condition to payment under this Agreement that there are no circumstances or facts of which you are aware or of which you ought to be aware which could constitute a repudiatory breach by you of your Employment Contract which would entitle or have entitled the Company to terminate your employment without notice.

8. Settlement

8.1 You accept the terms of this Agreement in full and final settlement of the Claims and all and any Further Claims, whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the date of this Agreement, which are waived and released in full.

8.2 You undertake not to institute or pursue any proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents before an Employment Tribunal, court or any other judicial body anywhere in the world in respect of the Claims or for any remedy arising from any Further Claims.

8.3 You do not waive your right to enforce the terms of this Agreement or bring a claim for accrued rights under any pension scheme or bring a claim arising from or in connection with (a) your entitlements to any Company Equity Awards or (b) the Consultancy Agreement or (c) damages for latent personal injuries and/or any latent industrial disease arising out of the course of your employment with the Company and/or the Group that are currently unknown to you. You warrant that you are not aware of having any such personal injuries. These exceptions are the only claims which have not been settled by this Agreement.

8.4 Subject to the terms of Clause 8.3, if any other claim emerges in law or in fact anywhere in the world, then you agree that there should be no recourse to any remedy for the claim against the Company or any Group Company. You acknowledge and accept that you have taken into account that you have waived the right to pursue any claims whether foreseeable or not previously known, against the Company or any Group Company.

9. Acknowledgement

You acknowledge that the Company has entered into this Agreement in reliance on the warranties and the undertakings given you in Clause 7 and Clause 8 respectively. In the event of any breach by you of any of those warranties or undertakings, any payments under this Agreement, shall be repaid by you to the Company immediately and shall be recoverable by the Company as a debt.

10. Confidentiality

10.1 You agree that you continue to owe a duty of confidentiality to the Company and to the Group after the Separation Date.

10.2 You undertake to keep confidential the existence and terms of this Agreement and that you will not disclose the same to any other person unless expressly authorised by the Company (or as may be required to comply with applicable law). For the avoidance of doubt, nothing in this Agreement precludes you from making a protected disclosure under section 43A of the

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Employment Rights Act 1996, and nothing in this Agreement will prevent disclosure by you of information:

(a) as required by law or regulatory obligation, including for the purpose of reporting misconduct, or a serious breach of regulatory requirements, to a regulator or as required by any competent authority;

(b) for the purpose of reporting an offence to the police or a law enforcement agency and/or co-operating with a criminal investigation or prosecution;

(c) in compliance with an order of, or to give evidence to, a court or tribunal of competent jurisdiction;

(d) subject to you first advising them of the confidential nature of the information disclosed, to your spouse or civil partner and immediate family, and professional advisers (including tax advisers), and strictly on condition that they also keep the existence, terms and negotiation of this Agreement and the circumstances concerning the termination of his employment confidential; or

(e) as otherwise required for the purpose of enforcing any of the provisions of this Agreement.

10.3 You undertake not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the Company or any Group Company and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

10.4 You acknowledge and agree that any payments made under this Agreement do not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were you to breach any of the obligations set out in this Clause.

11. Statutory settlement

This Agreement is made on the First Signing Date and the Second Signing Date in compliance with the Acts which have been satisfied both generally and in the following particulars:

(a) you confirm that you have received independent legal advice on the terms and effect of this Agreement, and in particular its effect on your ability to pursue your rights before an Employment Tribunal or court;

(b) the said legal advice has been given to you by Rebecca Berry of Stevens and Bolton LLP whose address is Wey House, Farnham Road, Guildford, Surrey, GU1 4YD; and

(c) the solicitor has confirmed to you that they are a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against them and the said firm in respect of loss arising in consequence of the said advice and by signing the Certificate attached to this Agreement also confirms that they comply with the Acts.

12. EMPLOYMENT CONTRACT

You confirm that all clauses in your Employment Contract that are described as applying after the termination of your employment will continue to apply to you after the Separation Date.

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13. further assistance

For a period of 12 months from the Separation Date, you agree to be available to, and to cooperate with, the Company, any Group Company or its or their advisers in any internal investigation or administrative, regulatory, judicial, quasi-judicial or intellectual property proceedings or applications. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory, intellectual property or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company or any Group Company. The Company shall reimburse you for such reasonable expenses incurred by you in giving such assistance including (for the avoidance of doubt) in respect of loss of earnings.

14. counterparts

This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

15. Governing Law and Jurisdiction

15.1 This Agreement is governed and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

16. Third PartY RIGHTS

16.1 Section 1 of the Contracts (Rights of Third Parties) Act 1999 ("TPRA") shall apply to this Agreement but only to the extent that any Group Company and/or any current or former directors, officers, shareholders, workers or employees of the Company or any Group Company (together the "Third Parties") shall be entitled to enforce in their own right the terms of any clauses purporting to confer a benefit on them.

16.2 In accordance with section 2(3)(a) of TPRA, the whole or any part of this Agreement may be rescinded or varied by agreement between you and the Company without the consent of any of the Third Parties or of any other person who is not named as a party to this Agreement.

17. BENEFIT

The Company shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Group Companies.

The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

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Schedule 1 - CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I Rebecca Berry of Stevens and Bolton LLP whose address is Wey House, Farnham Road, Guildford, Surrey, GU1 4YD confirm that I gave independent legal advice to Alistair Macdonald as to the terms and effect of the Agreement to which this certificate is attached (including the effect of Clauses 7, 8 and 9) and in particular its effect on his ability to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a solicitor of the Senior Courts holding a current practising certificate and that the statutory requirements relating to settlement agreements and compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Alistair Macdonald in respect of any loss arising in consequence of that advice.

Signed: /s/ Rebecca Berry

Dated: 29 April 2022

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IN WITNESS of which this Agreement has been executed as a deed on the First Signing Date being the first date written above.

Executed and delivered as a deed by SYNEOS HEALTH UK LIMITED acting by General Counsel, JONATHAN OLEFSON
/s/ Jonathan Olefson
in the presence of
Signature of witness	/s/ Melissa Julian
Name: Melissa Julian
Address: [redacted]
Occupation: Executive Assistant

Executed and delivered as a deed by ALISTAIR MACDONALD

/s/ Alistair Macdonald
in the presence of
Signature of witness	/s/ Melissa Julian
Name: Melissa Julian
Address: [redacted]
Occupation: Executive Assistant

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IN WITNESS of which this Agreement has been executed as a deed on the Second Signing Date being the second date written above.

Executed and delivered as a deed by SYNEOS HEALTH UK LIMITED acting by General Counsel, JONATHAN OLEFSON
/s/ Jonathan Olefson 08 July 2022
in the presence of	/s/ Melissa Julian
Signature of witness	Melissa Julian
Name:	Melissa Julian
Address:	1030 Sync Street; Morrisville, NC
Occupation:

Executed and delivered as a deed by ALISTAIR MACDONALD

/s/ Alistair Macdonald 08 July 2022
in the presence of	/s/ Alistair Hardie
Signature of witness	Alistair Hardie
Name:	Alistair Hardie
Address:	[redacted]
Occupation:

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